     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2003.
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                             VIASYS HEALTHCARE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                               04-3505871
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)
                                 ---------------

                        227 WASHINGTON STREET, SUITE 200
                        CONSHOHOCKEN, PENNSYLVANIA 19428
                                 (610) 862-0800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                                RANDY H. THURMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             VIASYS HEALTHCARE INC.
                        227 WASHINGTON STREET, SUITE 200
                        CONSHOHOCKEN, PENNSYLVANIA 19428
                                 (610) 862-0800
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:
                               STEPHEN A. JANNETTA
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19103-2921
                                 (215) 963-5000

                                 ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

========================= =========================== ==========================
                               Proposed Maximum
 Title of Shares             Aggregate Offering               Amount of
 To Be Registered                Price (1)                Registration Fee
------------------------- --------------------------- --------------------------
Common Stock, par value
$0.01 per share                  $100,000,000                  $8,090
========================= =========================== ==========================

(1) We have estimated the proposed maximum aggregate offering price solely to calculate the registration fee under Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any state where an offer or sale of the securities is not permitted.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, dated March 27, 2003
Prospectus

                                  $100,000,000

                             VIASYS HEALTHCARE INC.

                                  Common Stock

                                 ---------------

       VIASYS Healthcare Inc. is offering up to an aggregate of $100,000,000 of shares of its common stock. Our common stock is listed on the New York Stock Exchange under the symbol "VAS." The last reported sale price of our common stock on the New York Stock Exchange on March 26, 2003 was $13.83 per share.

       INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS. YOU SHOULD READ THIS DOCUMENT AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST. We may sell the securities through underwriters, through dealers, directly to one or more institutional purchasers or through agents.

       This prospectus will allow us to issue common stock over time. We will provide a prospectus supplement each time we time issue common stock, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

               The date of this Prospectus is         , 2003.

                                TABLE OF CONTENTS

                                                                            PAGE
ABOUT THIS PROSPECTUS.....................................................   1
FORWARD-LOOKING STATEMENTS................................................   1
OUR COMPANY...............................................................   3
RISK FACTORS..............................................................   4
USE OF PROCEEDS...........................................................  10
DESCRIPTION OF CAPITAL STOCK..............................................  10
PLAN OF DISTRIBUTION......................................................  15
WHERE YOU CAN FIND MORE                                                     16
  INFORMATION.............................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  16
LEGAL MATTERS.............................................................  16
EXPERTS...................................................................  17


                                 ---------------











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                              ABOUT THIS PROSPECTUS

       You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document.

       Unless the context otherwise requires, references in this prospectus to "we," "us" and "our" refer to VIASYS Healthcare Inc. and its direct and indirect subsidiaries. To understand this offering fully, you should read this entire document carefully, particularly the "Risk Factors" section, as well as the documents identified in the section titled "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

       The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

       A wide range of factors could materially affect our future performance and financial and competitive position, including the following:

RISKS RELATED TO OUR BUSINESS

       o      spending policies of our customers;

       o      government funding policies;

       o reimbursement of patients' medical expenses by government healthcare programs and private health insurers;

       o our ability to conduct a public offering of our stock prior to November 15, 2003;

       o      our ability to maintain a competitive position in our industry;

       o our ability to realize the value of the goodwill as recorded on our financial statements;

       o our ability to adapt and respond to uncertain and difficult global market conditions, including fluctuations in currency exchanges rates and unforeseen changes in foreign governmental rules and regulations;

       o      our ability to protect our intellectual property rights;

       o our ability to maintain our rights to products and technology licensed from external sources;

       o      our dependence on our suppliers;

       o      market acceptance of our new products;

RISKS RELATED TO THIS OFFERING

       o      the volatility of our stock price; and

       o      sale of substantial amounts of our common stock.

       This above list of factors is not exhaustive but merely illustrative of the many factors that may affect our future performance, financial and competitive position and the accuracy of our forward-looking statements. Accordingly, all forward-looking statements must be evaluated with the understanding of their inherent uncertainty.

                                   OUR COMPANY


       We are a healthcare technology company engaged in developing, manufacturing, marketing and servicing a variety of medical devices, instruments and medical and surgical products for use in the respiratory, critical care, neurocare and medical and surgical product markets. We were incorporated in Delaware in August 1995 as a wholly-owned subsidiary of Thermo Electron Corporation ("Thermo Electron" or "former parent company"). Our business was formed from the combination of a number of enterprises separately acquired or originated by Thermo Electron, including Bird Medical Systems, Bear Medical Technologies, SensorMedics and Nicolet Biomedical. On November 15, 2001 (the "Spin-off Date"), as part of its reorganization plan, Thermo Electron spun off its equity interest in our company by distributing a dividend to its stockholders of record as of November 7, 2001. This distribution resulted in the receipt by each Thermo Electron common stockholder of record of 0.1461 shares of our common stock for each share of Thermo Electron common stock owned by that stockholder. References to our company for periods before the Spin-off Date are to the combined businesses of our former parent company from which we were formed.

       The four segments through which we operate our business are:

       o Our Respiratory Technologies group, which develops, manufactures, markets and services products for the diagnosis and treatment of respiratory, pulmonary and sleep-related disorders.

       o Our Critical Care group, which develops, manufactures, markets and services products to treat respiratory insufficiency caused by illness, injury or premature birth.

       o Our NeuroCare group, which develops, manufactures, markets and services a comprehensive line of neurodiagnostic and audiology systems.

       o Our Medical and Surgical Products group, which develops, manufactures and markets disposable products, specialty medical products and polyurethanes.

       We currently market our products in over 100 countries, and our customers include hospitals, alternate care sites, clinical laboratories, private physicians and original equipment manufacturers. Our global revenues from continuing operations in 2002 totaled $353.9 million. Revenues by segment are set forth in the notes to our consolidated financial statements, which are incorporated by reference herein.

       Our principal executive office is located at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, and our telephone number is 610-862-0800.

                                  RISK FACTORS

       YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS" BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

DEMAND FOR SOME OF OUR PRODUCTS DEPENDS ON THE CAPITAL SPENDING POLICIES OF OUR CUSTOMERS AND ON GOVERNMENT FUNDING POLICIES. CHANGES IN THESE POLICIES COULD NEGATIVELY AFFECT OUR BUSINESS.

       A majority of our customers are hospitals. We also sell to laboratories, universities, healthcare providers and public and private research institutions. Many factors, including public policy spending provisions, available resources and economic cycles have a significant effect on the capital spending policies of these entities. These factors can have a significant effect on the demand for our products. For example, a reduction in funding to major government research supported agencies, such as the National Institute of Health or the National Science Foundation, could adversely affect sales of our sleep diagnostic testing equipment.

WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS FOR MARKET ACCEPTANCE OF OUR PRODUCTS. OUR PROFITABILITY WOULD SUFFER IF THIRD-PARTY PAYORS FAILED TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR THE PURCHASE OR USE OF OUR PRODUCTS OR IF ANY GOVERNMENTAL OR THIRD-PARTY PAYOR WERE TO ISSUE AN ADVERSE DETERMINATION OR RESTRICTIVE COVERAGE POLICY.

       Sales of medical products largely depend on the reimbursement of patients' medical expenses by government healthcare programs and private health insurers. The cost of some of our products, particularly our SensorMedics VMAX and Erich Jaeger MasterScreen pulmonary function and metabolic diagnostic systems, our epilepsy monitoring systems and our intra-operative monitoring systems is substantial. Without both favorable coverage determinations by and the financial support of government or third-party insurers, the market for some of our products could be limited.

       The federal government and private insurers continue to consider ways to change the manner in which healthcare services are provided and paid for in the United States. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we receive from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of the level of patient treatment and other countries requiring application for, and approval of, government or third party reimbursement. Even if we succeed in bringing new products to market, uncertainties regarding future healthcare policy, legislation and regulations, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

       Governments and private insurers in many countries closely examine medical products and devices incorporating new technologies to determine whether to cover and reimburse for the purchase or use of such products and devices and, if so, the appropriate level of reimbursement. We cannot be sure that third-party payors will cover and reimburse customers for purchases of future products or that any such reimbursement will enable us to sell these products at profitable prices. We also cannot be sure that third-party payors will maintain the current level of reimbursement to physicians and medical centers for use of our existing products. Adverse coverage determination or any reduction in the amount of this reimbursement could harm our business.

       During the past several years, major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs. Third-party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on the use of cost-effective medical devices by healthcare providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical products suppliers.

WE MAY BE OBLIGATED TO INDEMNIFY THERMO ELECTRON IF WE ARE UNABLE TO COMPLETE A PUBLIC OFFERING OF OUR STOCK PRIOR TO NOVEMBER 15, 2003.

       Thermo Electron received a private letter ruling from the Internal Revenue Service (the "IRS") that provided no gain or loss would be recognized by us, by Thermo Electron or by Thermo Electron's stockholders as a result of the spinoff. This ruling contemplated that, in order to raise additional capital, we would engage in an initial public offering of 10% to 20% of our stock within one year of the spinoff. A supplemental ruling has been obtained that extends the deadline for an additional year. If a public offering is not conducted by November 15, 2003, it is possible that the IRS could withdraw the ruling, possibly resulting in the spinoff being treated as a distribution of our shares that is taxable to Thermo Electron and/or to the Thermo Electron stockholders who received our stock in the distribution. In such event it is also possible that we could be obligated to indemnify Thermo Electron against adverse tax consequences resulting from the spinoff being treated as a taxable distribution.

       A public offering was part of the IRS ruling because our ability to grow our businesses may be dependent on our ability to efficiently access the capital markets. It may not be possible for us to complete a public offering for a number of reasons, including adverse equity market conditions or unfavorable developments in our business. If a public offering cannot be completed, or if the amount that can be raised is less than expected, or if the terms are unfavorable, it may be necessary for us to revise our business plan to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions and/or reducing our product development efforts.

WE MAY NEED ADDITIONAL CAPITAL TO SUSTAIN AND EXPAND OUR BUSINESS, INCLUDING THE DEVELOPMENT OF NEW PRODUCTS.

       We currently have a $60 million revolving credit facility under which we have borrowed $38 million as of March 26, 2003. Our ability to access the credit facility is dependent on complying with the debt covenants that are part of that agreement. These covenants include a maximum ratio of debt to earnings before interest, taxes and depreciation and amortization ("EBITDA") of 2.5, a minimum ratio of EBITDA to interest expense of 4.0, maximum annual capital expenditures of $20 million and a minimum level of stockholders' equity. While we are in compliance with these restrictions and expect to be able to meet these requirements in the future, failure to satisfy any of the conditions would require us to renegotiate the facility on terms that may not be favorable or could require us to repay any outstanding balance. While we would attempt to find alternative sources to fund our operations from other financial institutions, we might not be successful, or if we were successful, the new credit might not be on terms that would be attractive in financing our business plans.

       In addition, we may need to seek capital beyond that available under the credit facility to support the development of new products and otherwise expand our business. Adequate funds for these purposes on terms favorable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed. Even if we were able to raise additional capital, it may result in significant dilution to existing stockholders. If we are unable to secure additional funding when required, we may be required to delay, scale back, and/or abandon some or all of our product development programs.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS AND OUR BUSINESS WILL BE HARMED IF WE FAIL TO COMPETE EFFECTIVELY.

       We encounter aggressive competition from numerous companies in many areas of our business. Although we believe that our products currently compete favorably with respect to these factors, we may not maintain our competitive position against our current and potential competitors. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

A SIGNIFICANT PERCENTAGE OF OUR TOTAL ASSETS CONSISTS OF GOODWILL FROM ACQUIRED COMPANIES, AND WE MAY BE UNABLE TO REALIZE THE VALUE OF THIS ASSET.

       Our company and our former parent company have paid substantial premiums over the fair value of the net assets of some of the companies that comprise our business. We have acquired significant intangible assets, including approximately $172.9 million of cost in excess of net assets of acquired companies, or goodwill, recorded on our balance sheet as of December 28, 2002. This represents approximately 39% of our total assets as of that date. Our ability to realize the value of this asset will depend on future cash flows of the acquired businesses. Cash flow, in turn, depends on how well we have identified these acquired businesses as desirable acquisition candidates and how well we can integrate these acquired businesses. If the cash flow from these businesses is less than we have projected, we may have to write down the value of these assets.

THE COMPLEXITY PRESENTED BY INTERNATIONAL OPERATIONS COULD NEGATIVELY AFFECT OUR BUSINESS.

       International revenues account for a substantial portion of our revenues. International revenues from continuing operations, including export revenues from the United States, accounted for 41% of our total revenues in 2002 and 42% of our total revenues in 2001. While we plan to continue expanding our presence in international markets, our international operations present a number of risks, including the following:

       o Foreign laws in a number of countries limit our ability to properly maintain our distribution channels. For example, a number of foreign laws restrict our ability to terminate a distributor for taking actions that adversely affect our business, such as manufacturing and selling competing products.

       o The successful marketing of our products in some countries, including many European countries, may require us to establish a local presence. The revenues generated in these countries may not justify the expense of establishing and maintaining such a local presence.

       o Fluctuations in currency exchange rates have, on occasion, forced us to lower our prices, thereby reducing our margins for some of our respiratory and neurodiagnostic products.

OUR COMPETITIVE POSITION IS PARTIALLY DEPENDENT ON PROTECTING OUR INTELLECTUAL PROPERTY, WHICH CAN BE DIFFICULT AND EXPENSIVE.

       We believe that the success of our business depends, in part, on obtaining patent protection for our products, defending our patents once obtained and preserving our trade secrets. Patent and trade secret protection is important to us because developing and marketing new technologies and products is time consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not receive enforceable patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

       Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of attention from our business and may not adequately protect our intellectual property rights.

       In addition, we may be sued in the future by third parties claiming that our products infringe on the intellectual property rights of others.
This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our operating results. In addition, intellectual property litigation or claims could force us to:

       o cease selling, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

       o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

       o      redesign our products, which would be costly and time-consuming.

IF WE BREACH ANY OF THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION RIGHTS TO PRODUCTS OR TECHNOLOGY FROM OTHERS, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS.

       We license rights to products and technology that are important to our business and we expect to enter into additional licenses in the future. Although the products and technology that we currently license account for less than 5% of our total annual revenues, we expect that this percentage will increase as we develop and introduce additional licensed products to the market. For instance, a number of the therapy-based products that we are developing incorporate proprietary technologies that we have licensed from third parties. Under these licenses, we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach a license agreement, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. In addition, upon the termination of the license, we may be required to license to the licensor any related intellectual property that we develop.

OUR ABILITY TO MARKET AND SELL OUR PRODUCTS DEPENDS UPON RECEIPT OF DOMESTIC AND FOREIGN REGULATORY APPROVAL OF OUR PRODUCTS AND MANUFACTURING OPERATIONS. OUR FAILURE TO OBTAIN OR MAINTAIN REGULATORY APPROVALS AND COMPLIANCE COULD NEGATIVELY AFFECT OUR BUSINESS.

       Our products and manufacturing operations are subject to extensive regulation in the United States by the Food and Drug Administration (FDA) and by similar regulatory agencies in many other countries in which we do business. The principal risks that we face in obtaining and maintaining the regulatory approvals necessary to market our products include:

       o The approval process for medical devices in the United States and abroad can be lengthy, expensive and require extensive preclinical and clinical trials. As a result, we may expend substantial resources in developing and testing a new product but fail to obtain the necessary approvals or clearances to market or manufacture the product on a timely basis or at all.

       o When we modify a medical device for which we have received marketing approval, we must determine whether the modification requires us to seek new regulatory approvals. If the FDA or other regulatory agency does not agree with our determination, we may be prohibited from marketing the modified device until we receive the requisite regulatory approval or clearance. In addition, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA.

       o The FDA and foreign regulatory agencies require us to comply with an array of manufacturing and design controls and testing, quality control, storage and documentation procedures. Because our business is geographically dispersed in the United States and abroad, compliance with these procedures is difficult and costly.

       If we fail to comply with applicable regulations, we could be subject to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspension of production, operating restrictions, marketing limitations, refusal of the government to grant new clearances or approvals, withdrawal of marketing clearances or approvals and civil and criminal penalties. Companies may also voluntarily conduct a recall of a problem product.

WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP AND/OR COMMERCIALIZE OUR NEW PRODUCTS.

       Following the Spin-off from Thermo Electron, we undertook a substantial internal development strategy for our business. As part of this strategy, we are developing a number of new products, including therapy and service-based products such as Orion CPAP and HiOx 80. This strategy represents a departure from our traditional business model and we may not have sufficient expertise and experience necessary to successfully implement this new strategy and develop these new products. Furthermore, the successful development and commercialization of new products will depend upon our ability to obtain regulatory approvals, as discussed above. If we are unable to obtain these regulatory approvals, we will be unable to market and sell our products, which will negatively affect our business. Even if we are able to obtain regulatory approval for our products we may have difficulty in bringing these products to market.

OUR DEPENDENCE ON SUPPLIERS FOR MATERIALS COULD IMPAIR OUR ABILITY TO MANUFACTURE OUR PRODUCTS.

       Outside vendors, some of which are sole-source suppliers, provide key components and raw materials that we use in the manufacture of our products, such as the raw materials for our medical-grade polyurethanes and the beryllium copper strips included in our medical imaging components. Although we believe that alternative sources for these components and raw materials are available, any supply interruption in a limited or sole-source component or raw material could harm our ability to manufacture the affected product until we identify and qualify a new source of supply. In addition, an uncorrected defect or supplier's variation in a component or raw material, either unknown to us or incompatible with our manufacturing process, could harm our ability to manufacture the affected product. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, which could impair our ability to produce and supply our products. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement component, which would cause significant delays that could seriously harm our business and operating results.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW AND THE POTENTIAL TAX EFFECTS OF THE DISTRIBUTION COULD PREVENT OR DELAY TRANSACTIONS THAT OUR STOCKHOLDERS MAY FAVOR.

       Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. For example, these provisions:

       o authorize the issuance of "blank check" preferred stock without any need for action by stockholders;

       o provide for a classified board of directors with staggered three-year terms;

       o require supermajority stockholder approval to effect various amendments to our charter and by-laws;

       o eliminate the ability of stockholders to call special meetings of stockholders;

       o      prohibit stockholder action by written consent; and

       o establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

       In addition, our board of directors has adopted a stockholder rights plan intended to protect stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. This rights plan may have anti-takeover effects. The rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not believe are in the best interests of us and our stockholders and may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

       The tax treatment of the distribution under the Internal Revenue Code and regulations thereunder could also serve to discourage an acquisition of our company. An acquisition of our company within two years following the spinoff from Thermo Electron could result in federal tax liability being imposed on Thermo Electron and, in more limited circumstances, on stockholders of Thermo Electron who received shares of our common stock in the distribution. In addition, an acquisition more than two years after the distribution could cause the distribution to be taxable to Thermo Electron if the acquisition were determined to be pursuant to an overall plan that existed at the time of the distribution. As part of the distribution, we may be required to indemnify Thermo Electron, but not its stockholders, for any resulting tax liability if the tax liability is attributable to certain acts by us, including an acquisition of our company. The prospect of that tax liability and our indemnification obligation may have anti-takeover effects.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE, WHICH MAY RESULT IN SIGNIFICANT LOSSES TO STOCKHOLDERS.

       There has been significant volatility in the market prices of healthcare companies' securities. Various factors and events may have a significant impact on the market price of our common stock. These factors include:

       o      fluctuations in our operating results;

       o announcements of technological innovations, acquisitions or licensing of therapeutic products or product candidates by us or our competitors;

       o      published reports by securities analysts;

       o      positive or negative progress with our clinical trials;

       o governmental regulation, including healthcare reimbursement policies;

       o      developments in patent or other proprietary rights;

       o      developments in our relationship with collaborative partners;

       o      public concern as to the safety and efficacy of our products; and

       o      general market conditions.

       The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. From November 7, 2001, when our common stock began trading on a when-issued basis on the New York Stock Exchange, through December 28, 2002, the high and low closing prices of our common stock ranged from $14.00 to $24.09. Broad market fluctuations may also adversely affect the market price of our common stock.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD DEPRESS OUR STOCK PRICE.

       This is our first public offering since the spin-off distribution by Thermo Electron, which, while technically a public offering, was not an offering directed to the general public. Accordingly, we have a relatively small number of shares that are traded in the market and a small number of our stockholders hold approximately 32% of our outstanding shares. Any sales of substantial amounts of our common stock in the public market, including sales or distributions of shares by our large stockholders, or the perception that such sales might occur, could harm the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

                                 USE OF PROCEEDS

       Unless we otherwise specify in the applicable prospectus supplement, we intend to add the net proceeds from the sale of our common stock to our general funds. We may use those funds to repay debt, to finance acquisitions, to fund research and development, to fund the integration of any businesses we acquire into our existing business and for working capital. Our management will have broad discretion in the allocation of net proceeds of the offering.


                          DESCRIPTION OF CAPITAL STOCK

       The following summary is qualified by reference to the provisions of our charter and by-laws included as exhibits to the registration statement of which this information statement is a part.

COMMON STOCK

       Our charter authorizes 100,000,000 shares of common stock, par value $.01 per share, for issuance. As of March 10, 2003, 26,304,717 shares of our common stock were issued and outstanding. Our charter provides for the following with respect to our common stock:

       VOTING. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

       DIVIDENDS. If our board of directors declares a dividend, holders of common stock will receive payments on a ratable basis from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

       LIQUIDATION. If we are dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

       OTHER. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable.

       The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Currently, we have no shares of preferred stock outstanding.

PREFERRED STOCK

       Our charter authorizes our board of directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Our charter also authorizes our board of directors, subject to the limitations prescribed by Delaware law, to:

       o establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series; and

       o issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

       The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

       10,000 shares of Series A junior participating preferred stock are authorized for issuance under our stockholder rights plan. See "-- Stockholder Rights Plan" below. We have no current plans to issue any preferred stock other than as may be provided for by the stockholder rights plan.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

       STAGGERED BOARD. Our charter provides, subject to the rights of holders of any series of preferred stock to elect directors, that:

       o the board of directors be divided into three classes, with staggered three-year terms;

       o directors may be removed only for cause by the vote of the holders of at least 75% of the shares of our capital stock entitled to vote in any annual election of directors or class of directors; and

       o any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by the vote of a majority of the directors then in office.

These provisions could discourage, delay or prevent a change in control of our company or an acquisition of our company at a price that many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or attempting to change the composition or policies of our board of directors.

       STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our charter and by-laws also provide that:

       o stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and then only if properly brought before the meeting;

       o stockholder action may not be taken by written action in lieu of a meeting;

       o special meetings of stockholders may be called only by the chairman of our board, our chief executive officer or by our board of directors; and

       o in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding the provision of specified information and advance notice to us.

These provisions could delay, until the next stockholders' meeting, actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because a person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

       SUPERMAJORITY VOTES REQUIRED. The Delaware General Corporation Law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or by-laws, unless a corporation's charter or by-laws, as the case may be, requires a greater percentage. Our charter requires the vote of the holders of at least 75% of our capital stock entitled to vote in any annual election of directors or class of directors to amend or repeal any of the foregoing provisions. In addition, our by-laws state that any action by the stockholders to amend or repeal the by-laws requires the vote of the holders of at least 75% of our capital stock entitled to vote in any annual election of directors or class of directors. The 75% stockholder vote is in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be then outstanding.

       BUSINESS COMBINATIONS. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock.

       INDEMNIFICATION. Our charter provides that our directors will not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our charter are intended to afford directors protection, and limit their personal liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

STOCKHOLDER RIGHTS PLAN

       On November 12, 2001, we entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, to issue to each stockholder, one preferred stock purchase right for each outstanding share of our common stock. Each right, when exercisable, will entitle the registered holder to purchase from us a unit consisting of one ten-thousandth of a share of Series A junior participating preferred stock at a purchase price of a multiple of the market price per share of our common stock on the date our board adopts the stockholders rights plan, subject to adjustment.

       The following description is a summary of the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed below under the caption "Where You Can Find More Information."

       DISTRIBUTION OF RIGHTS. Initially, the rights will not be exercisable and will be attached to all certificates representing outstanding shares of our common stock, and we will not distribute separate rights certificates. The rights will separate from our common stock, and a rights distribution date will occur, upon the earlier of the following events:

       o 10 business days after a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock; and

       o 10 business days following the start of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

       The distribution date may be deferred by our board of directors. In addition, some inadvertent actions will not trigger the occurrence of the rights distribution date.

       Prior to the rights distribution date:

       o the rights will be evidenced by our common stock certificates and will be transferred with and only with such common stock certificates; and

       o the surrender for transfer of any certificates of our common stock will also constitute the transfer of the rights associated with our common stock represented by such certificate.

       The rights will not be exercisable until the rights distribution date and will expire at the close of business on November 12, 2011, unless we redeem or exchange them earlier as described below.

       As soon as practicable after the rights distribution date, rights certificates will be mailed to the holders of record of our common stock as of the close of business on the rights distribution date. From and after the rights distribution date, the separate rights certificates alone will represent the rights. All shares of our common stock issued prior to the rights distribution date will be issued with rights. Shares of our common stock issued after the rights distribution date in connection with specified employee benefit plans or upon conversion of specified securities will be issued with rights. Except as otherwise determined by our board of directors, no other shares of our common stock issued after the rights distribution date will be issued with rights.

       FLIP-IN EVENT. If a person becomes the beneficial owner of 15% or more of the outstanding shares of our common stock, except as described below, each holder of a right will thereafter have the right to receive, upon exercise, a number of shares of our common stock, or, in some circumstances, cash, property or other securities of ours, which equals the exercise price of the right divided by one-half of the current market price of our common stock on the date the acquisition occurs. However, following the acquisition:

       o rights will not be exercisable until the rights are no longer redeemable by us as set forth below; and

       o all rights that are, or were, under the circumstances specified in the rights agreement, beneficially owned by any acquiring person will be null and void.

       The event set forth in this paragraph is referred to as a flip-in event. A flip-in event would not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

       For example, at an exercise price of $100 per right, each right not owned by an acquiring person, or by some related parties, following a flip-in event would entitle the holder to purchase for $100 the number of shares of our common stock, or other consideration, as noted above, as equals $100 divided by one-half of the current market price of our common stock. Assuming that our common stock had a per share value of $50 at that time, the holder of each valid right would be entitled to purchase four shares of our common stock for $100.

       FLIP-OVER EVENT. If at any time after a person has become the beneficial owner of 15% or more of the outstanding shares of our common stock:

       o we are acquired in a merger or other business combination transaction in which we are not the surviving corporation,

       o in connection with a consolidation or merger, our common stock is changed or exchanged for stock or other securities of any other person or for cash or any other property or

       o      50% or more of our assets or earning power is sold or transferred,

then each holder of a right, except rights which previously have been voided as set forth above, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by one-half of the current market price of that company's common stock at the date of the occurrence of the event. This exercise right will not arise if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in their best interests.

       For example, at an exercise price of $100 per right, each right following an event described in the preceding paragraph would entitle the holder to purchase for $100 the number of shares of common stock of the acquiring company as equals $100 divided by one-half of the current market price of that company's common stock. Assuming that the common stock had a per share value of $100 at that time, the holder of each valid right would be entitled to purchase two shares of common stock of the acquiring company for $100.

       EXCHANGE OF RIGHTS. At any time after a flip-in event, when no person owns a majority of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person that have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of preferred stock, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right.

       SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A preferred stock will be entitled to receive, when, as and if declared by our Board, a minimum preferential quarterly dividend payment of $100 per share and will be entitled to an aggregate dividend of 10,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the series A preferred stock will be entitled to a minimum preferential liquidating payment of $10,000 per share and will be entitled to an aggregate payment of 10,000 times the payment made per share of our common stock. Each share of series A preferred stock will have 10,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of series A preferred stock will be entitled to receive 10,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

       Because of the nature of the series A preferred stock's dividend, liquidation and voting rights, the value of one ten-thousandth of a share of series A preferred stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

       REDEMPTION OF RIGHTS. At any time until ten business days following the date of a public announcement that a person has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash, stock or any other form of consideration. Immediately upon the redemption of the rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price.

       STATUS OF RIGHTS HOLDER AND TAX EFFECTS. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of ours, including the right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock, or other consideration, or for common stock of the acquiring company as described above.

       BOARD'S AUTHORITY TO AMEND. Our board of directors may amend any provision of the rights agreement, other than the redemption price, prior to the date on which the rights are no longer redeemable. Once the rights are no longer redeemable, our board's authority to amend the rights agreement is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

       EFFECTS OF THE RIGHTS. The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire our company and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of us and our stockholders, as determined by a majority of our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

DIVIDENDS

       We currently anticipate that we will retain all of our earnings for use in the development of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

       We may sell the securities through underwriters, through dealers or agents or directly to purchasers. We will describe in the prospectus supplement, the particular terms of any offering of the securities, including the following:

       o      the names of any underwriters;

       o      the purchase price and the proceeds we will receive from the sale;

       o any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

       o      commissions paid to agents;

       o any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

       o      any other information we think is important.

       If we use underwriters in the sale, the securities may either be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

       Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

       We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

       In connection with an underwritten offering of the securities, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the securities for their own account by selling more shares than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repuchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market, and these transactions may be discontinued at any time. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities.

       Agents, dealers and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

       Any underwriter may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We can not and will not give any assurances as to the liquidity of the trading market for our securities.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website at http://www.viasyshealthcare.com and make available free of charge on this website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference herein our Annual Report on Form 10-K for the fiscal year ended December 28, 2002 filed on March 25, 2003, the description of our capital stock set forth under the caption "Description of Capital Stock" in the information statement attached to Amendment No. 3 to our Registration Statement on Form 10 filed on October, 24, 2001, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that we have registered are sold.

       We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at VIASYS Healthcare Inc., 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428, or telephoning us as (610) 862-0800.

       You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.


                                  LEGAL MATTERS

       The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements of VIASYS Healthcare Inc. appearing in VIASYS Healthcare Inc.'s Annual Report on Form 10-K for the year ended December 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

================================================================================










                                  $100,000,000



                             VIASYS HEALTHCARE INC.


                                  Common Stock






                            ------------------------

                                   PROSPECTUS

                                  APRIL , 2003

                            ------------------------












================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth an estimate of the costs and expenses payable by VIASYS Healthcare Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee:

            Securities and Exchange Commission Registration Fee      $  8,090
            Printing                                                   60,000
            Accounting Services                                       100,000
            Legal Fees                                                100,000
            Transfer Agent Fees                                         3,500
            Miscellaneous                                             110,000
                                                                     --------
                 Total                                               $381,590
                                                                     --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article Seventh of our charter limits the monetary liability of each of our directors to us and our stockholders for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. Article Eighth of our charter and Section 145 of the Delaware General Corporation Law provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities, subject to the procedures and limitations stated therein. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. In addition, we have entered into indemnification agreements with our directors and officers that provide for the maximum indemnification allowed by law. We refer you to our charter, by-laws and form of indemnification agreement for officers and directors which are filed as exhibits to our Registration Statement on Form 10 and the amendments thereto (File No. 001-16121).

       We have an insurance policy which insures our directors and officers that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

ITEM 16.  EXHIBITS

       The exhibits filed as part of this registration statement are as follows:

  EXHIBIT
   NUMBER                 DESCRIPTION
   ------                 -----------

       4.1 Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registration Statement on Form 10 of the Company filed September 20, 2001, File No. 001-16121)

       4.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registration Statement on Form 10 of the Company filed October 24, 2001, File No. 001-16121)

       4.3 Amended and Restated By-Laws of the Company. (Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registration Statement on Form 10 of the Company filed July 18, 2001, File No. 001-16121)

       5.1    Opinion of Morgan, Lewis & Bockius LLP*

       23.1   Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)*

       23.2   Consent of Ernst & Young LLP*

       24.1 Powers of Attorney (included as part of the signature page of this registration statement)*

----------
* Filed herewith

ITEM 17.  UNDERTAKINGS

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Conshohocken, Commonwealth of Pennsylvania, on this 27th day of March, 2003.

                                          VIASYS HEALTHCARE INC.


                                          By: /s/ Randy H. Thurman
                                              ----------------------------------
                                              Randy H. Thurman
                                              CHIEF EXECUTIVE OFFICER

       KNOW BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy H. Thurman, Martin P. Galvan and William E. Hennessey, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, as of March 27, 2003.

                   SIGNATURE                       TITLE
                   ---------                       -----

By: /s/ Randy H. Thurman                           Chairman of the Board and Chief Executive Officer
    --------------------------------------         (Principal Executive Officer)
    Randy H. Thurman

By: /s/ Martin P. Galvan                           Chief Financial Officer (Principal Financial Officer)
    --------------------------------------
    Martin P. Galvan

By: /s/ William E. Hennessey                       Corporate Controller (Principal Accounting Officer)
    --------------------------------------
    William E. Hennessey

By: /s/ Ronald A. Ahrens                           Director
    --------------------------------------
    Ronald A. Ahrens

By: /s/ David W. Golde                             Director
    --------------------------------------
    David W. Golde

By: /s/ Kirk E. Gorman                             Director
    --------------------------------------
    Kirk E. Gorman

By: /s/ Mary J. Guilfoile                          Director
    --------------------------------------
    Mary J. Guilfoile

By: /s/ Robert W. O'Leary                          Director
    --------------------------------------
    Robert W. O'Leary

                                INDEX TO EXHIBITS

  EXHIBIT
   NUMBER                 DESCRIPTION
   ------                 -----------

       4.1 Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Registration Statement on Form 10 of the Company filed September 20, 2001, File No. 001-16121)

       4.2 Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company. (Incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registration Statement on Form 10 of the Company filed October 24, 2001, File No. 001-16121)

       4.3 Amended and Restated By-Laws of the Company. (Incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registration Statement on Form 10 of the Company filed July 18, 2001, File No. 001-16121)

       5.1    Opinion of Morgan, Lewis & Bockius LLP*

       23.1   Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)*

       23.2   Consent of Ernst & Young LLP*

       24.1 Powers of Attorney (included as part of the signature page of this registration statement)*

----------
* Filed herewith